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Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

IMAGEX, INC.

at

$0.512 Net Per Share

by

KINKO'S WASHINGTON, INC.

a wholly owned subsidiary of
KINKO'S, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 9, 2003, UNLESS THE OFFER IS EXTENDED.

March 13, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been appointed by Kinko's Washington, Inc., a Washington corporation (the "Purchaser," "we" or "us") and a wholly owned subsidiary of Kinko's, Inc., a Delaware corporation ("Kinko's"), to act as Depositary and Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of ImageX, Inc., a Washington corporation (the "Company"), at $.0512 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated March 13, 2003 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        Enclosed herewith are copies of the following documents:

          1.    Offer to Purchase dated March 13, 2003;

          2.    Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3.    Letter to Shareholders of the Company from the Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

          4.    A form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5.    Notice of Guaranteed Delivery with respect to Shares;

          6.    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.    Return envelope addressed to Mellon Investor Services LLC.

        CERTAIN OTHER CONDITIONS TO THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER TO PURCHASE.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, APRIL 9, 2003, UNLESS THE OFFER IS EXTENDED.

        The Board of Directors of the Company has (1) unanimously adopted the Merger Agreement (as defined below) and declared the advisability of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger (as defined below), (2) unanimously determined that the terms of the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to and in the best interests of the Company and its shareholders and (3) unanimously recommends that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer and, if approval is required, approve the Merger Agreement and the Merger.

        The Offer is being made pursuant to the terms of an Agreement and Plan of Merger dated as of March 3, 2003 (the "Merger Agreement") among the Purchaser, Kinko's and the Company. The Merger Agreement provides that, following the consummation of the Offer and on the terms and subject to the conditions of the Merger Agreement and in accordance with the Washington Business Corporations Act (the "WBCA"), the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Kinko's (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares owned by the Company, or the Purchaser or by shareholders, if any, who are entitled to and properly exercise appraisal rights under Washington law) will be converted into the right to receive the price per Share paid pursuant to the Offer in cash, without interest thereon, as set forth in the Merger Agreement and described in the Offer to Purchase.

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending on when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES.

        Neither Purchaser nor Kinko's will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Purchaser will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed offering materials to your clients.

        Questions and requests for additional copies of the enclosed material may be directed to the the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Mellon Investor Services LLC

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, KINKO'S, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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Offer to Purchase for Cash All Outstanding Shares of Common Stock of IMAGEX, INC. at $0.512 Net Per Share by KINKO'S WASHINGTON, INC. a wholly owned subsidiary of KINKO'S, INC.